Ex 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VUZIX CORPORATION
     The undersigned, being the Chief Executive Officer and President of Vuzix Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:
     1.     The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 16, 1997.
     2.     This certificate was duly adopted in accordance with the Section 242 and 245 the Delaware General Corporation Law.
     3.     The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
     ARTICLE 1.     The name of the corporation is Vuzix Corporation (the “Corporation”).
     ARTICLE 2.     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
     ARTICLE 3.     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law.
     ARTICLE 4.     The total number of shares of all classes of which the Corporation shall have authority to issue shall be 705,000,000 shares, consisting of (i) 700,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
A.  COMMON STOCK
     The following provisions of this Part A of this Article 4 constitute a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of and relating to the Common Stock.
     (1)     The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities that may be fixed with respect to any shares of Preferred Stock.
     (2)     Except as otherwise provided by law or this Certificate of Incorporation each holder of the Common Stock is entitled to one vote for each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted for a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Common Stock and Preferred Stock entitled to vote, voting together as a single class.
     (3)     Each share of Common Stock is entitled to participate equally in any dividends that may be declared by the Board of Directors and, subject to the rights of the Preferred Stock, in any other distributions made by the Corporation.
B.  PREFERRED STOCK
     The following provisions of this Part B of this Article 4 constitute a statement of the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of and relating to the Preferred Stock.
     (1)     Of the 5,000,000 authorized shares of Preferred Stock, (a) 500,000 shares shall be designated as Series C 6% Convertible Preferred Stock (“Series C Preferred Stock”), having the powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions set forth in Paragraph (3) of this Part B of this Article 4 and (b) 4,500,000 shares shall be undesignated.
     (2)     The undesignated Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article 4 and to the limitations prescribed by the Delaware General Corporation Law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following: (i) the designation of such series; (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative; (iii) whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges; (vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise; (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and (viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.
     (3)     The powers, designations, preferences and relative participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of and relating to the Series C 6% Convertible Preferred Stock Preferred Stock are as follows:
     (A)     Voting Privileges.
               (a)     General. Each holder of Series C Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of shares of Common Stock into which such holder’s shares of Series C Preferred Stock are then convertible, as hereinafter provided. Except as otherwise provided herein, and except as otherwise required by agreement or law, the shares of Series C Preferred Stock and the shares of Common Stock shall vote as a single class on all matters submitted to the stockholders.
               (b)     No Cumulative Voting. No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.
     (B)     Dividends.
     The holders of outstanding Series C Preferred Stock shall be entitled to receive in any fiscal year, when, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock), on the Common Stock of the Corporation (but subject to the rights of the Series A Preferred Stock and the Series B Preferred Stock, if any), dividends in cash at the rate of $0.60 per share of Series C Preferred Stock per annum (as adjusted for any stock splits, stock dividends, recapitalizations and the like). Such dividend or distribution may be payable annually or otherwise as the Board of Directors may from time to time determine. Dividends or distributions (other than dividends payable solely in shares of Common Stock) may be paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends shall have been paid on or declared and set apart for all shares of Series A Preferred Stock and Series B Preferred Stock for such year. No further dividends shall be paid to holders of shares of Series C Preferred Stock in excess of such annual rate in any fiscal year unless at the same time equivalent dividends are paid to holders of shares of Common Stock; provided that holders of shares of Series C Preferred Stock shall participate pro rata (on an as-if-converted basis) in any dividends paid on Common Stock, subject to any rights of the Series A Preferred stock and the Series B Preferred Stock. The right to receive such dividends on shares of Series C Stock shall be cumulative, but no undeclared or unpaid dividend shall bear or accrue interest.
     Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.
     (C)     Other Terms of the Preferred Stock.
               (a)     Liquidation Preference.
                         (i)     In the event of an involuntary or voluntary liquidation, dissolution or winding up of the Corporation at any time, subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to the sum of $10.00 per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), respectively, plus unpaid dividends thereon, if any (the “Liquidation Preference”). In the event of either an involuntary or a voluntary liquidation, dissolution or winding up of the Corporation, payment of the Liquidation Preference to the holders of shares of Series C Preferred Stock shall be made prior and in preference to any payment or other distribution of assets to the holders of the Common Stock or any other class of shares of the Corporation ranking junior to the Series C Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation.
                         (ii)     Upon completion of the distribution required by subsection (a)(i) of this Article (C), the holders of the Series C Preferred Stock shall participate in the distribution of all of the remaining assets of this Corporation available for distribution to stockholders as if such shares of Series C Preferred Stock had been converted into Common Stock at the conversion rate then in effect.
                         (iii)     For purposes of this Section, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least sixty-seven percent (67%) of the Series C Preferred Stock then outstanding, voting as a single class on an as-converted basis and not as separate series, shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (B) a sale of all or substantially all of the assets of the Corporation. If the holders of Preferred Stock fail to give the Corporation notice of their determination that such transactions shall not be deemed a liquidation, dissolution or winding up of the Corporation two (2) days prior to the effective date of any such transaction, the provisions of subparagraph (b)(7) below hereof shall apply. The Corporation shall give each holder of record of Series C Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting of the Corporation called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the transaction and of this subparagraph (a) (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any, being offered to the holders of the Series C Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described above) to be deemed to be a liquidation, dissolution or winding up of the Corporation), and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for herein; provided, however, that such periods may be reduced upon the written consent of the holders of sixty-seven percent (67%) of the Series C Preferred Stock.

                         (iv)     In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                         A.     Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
                                   (1)     If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;
                                   (2)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
                                   (3)     If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.
                         B.     The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.
                         (v)     In the event the requirements of this subsection 4(C)(a) are not complied with, this Corporation shall forthwith either:
                         A.     cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or
                         B.     cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection E(a)(iii) hereof.
                         (vi)     Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series C Preferred Stock to convert such shares at any time and from time to time in accordance with subparagraph (b) below.
               (b)     Conversion Right. At the option of the holders thereof, each share of Series C Preferred Stock shall be convertible, at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate), into such number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation as is determined by dividing, $10.00 (the “Original Issue

Price”) by the Conversion Price applicable to such share determined as hereafter provided in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series C Preferred Stock shall be $0.3333 per share of Common Stock; provided, however, that the Conversion Price for the Series C Preferred Stock shall be subject to adjustment as hereinafter provided. The following provisions shall govern such right of conversion:
                         (i)     In order to convert shares of Series C Preferred Stock into shares of Common Stock of the Corporation, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Series C Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion.
                         (ii)     Excluding (a) options to purchase shares of Common Stock and the issuance of awards of Common Stock granted to employees, directors and consultants of the Corporation pursuant to key employee and consultant benefit plans adopted by the Corporation and except for shares of Common Stock issued upon the exercise of such options granted pursuant to such plans, (b) issuances of shares of Common Stock or warrants for the purchase of shares of Common Stock approved by the Board of Directors of the Corporation in connection with equipment lease or bank financing transactions, (c) issuances of shares of Common Stock on conversion of shares of the Series A Preferred Stock, shares of the Series B Preferred Stock or shares of the Series C Preferred Stock, (d) issuances of shares in connection with a firm commitment underwritten public offering, (e) dividends or distributions on Preferred Stock and (g) issuances of shares in connection with business combinations or corporate partnering agreements approved by the Corporation’s Board of Directors, if on or before June 30, 2006 the Corporation shall issue or sell (in one or more transactions, whether or not related), shares of its Common Stock (or Convertible Securities, rights options of warrants convertible into or exercisable for shares of its Common Stock (except such as are excluded pursuant to the provisos of the following Subparagraph (a))) resulting in aggregate gross proceeds to the Corporation of $1,000,000 or more, for an average consideration per share less than the Initial Conversion Price per share, as adjusted pursuant to Subparagraphs (E)(b)(3) and (E)(b)(4), then the Conversion Price of the Series C Preferred Stock shall be reduced to the average Price per Share of all shares of Common Stock so sold. The Average Price per Share shall mean the Total Consideration Received for such Shares, divided by the Total Consideration received for such shares (each determined in accordance with the further provisions of this Subparagraph (C)(b)(ii), calculated to the nearest cent, as follows:
                         (A)     In the case of the grant (whether directly or by assumption in a merger or otherwise) of any rights to subscribe for or to purchase, or any options for the purchase of, (i) Common Stock or (ii) any obligations or any shares of stock of the Corporation which are convertible into, or exchangeable for, Common Stock (any of such obligations or shares of stock being hereinafter called “Convertible Securities”) whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, (x) the “Number of Shares” of Common Stock that are issued by the Corporation shall be deemed to be the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities and (y) the “Total Consideration Received” for such Common Stock shall be deemed to be (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus (ii) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, (iii) in the case of such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities..
                         (B)     In the case of the issuance or sale by the Corporation (whether directly or by assumption in a merger or otherwise) of any Convertible Securities (other than any such issue or sale of such Convertible Securities made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant the preceding subparagraph (i), whether or not the rights to exchange or convert thereunder are immediately exercisable, the “Number of Shares” of Common Stock that shall be deemed to have been issued by the Corporation shall be the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities and the Total Consideration Received for the Common Stock issuable upon such conversion or exchange shall be the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof
                         (C)     In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase such Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of Directors of the Corporation of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall determine to be attributable to such Common Stock, Convertible Securities, rights or options, as the case may be. In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any other corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of Common Stock issuable upon conversion immediately prior to such merger, conversion or sale, for purposes of subparagraph (7) below, shall be made after giving effect to such adjustment of the Conversion Price.
                         (iii)     In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities, or in any rights or options to purchase any Common Stock or Convertible Securities, or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such rights of subscription or purchase, as the case may be.
                         (iv)     The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph (b).
(3)     In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Common Stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in subparagraph (5) below) or Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series C Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series C Preferred Stock, as the case may be, have been converted, and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Series C Preferred Stock, as the case may be, such holder (i) had been the record holder of the number of shares of Common Stock then received, and (ii) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock, other than such dividends and distributions which had previously been paid in respect of the Series C Preferred Stock and received by such holder. For the purposes of the foregoing a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Corporation.
(4)     In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
(5)     If (i) the purchase price provided for in any right or option referred to in clause (i) of subparagraph (2), or (ii) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in clause (i) or clause (ii) of subparagraph (3), or (iii) the rate at which any Convertible Securities referred to in clause (i) or clause (ii) of subparagraph (2) are convertible into or exchangeable for Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such rights, options or Convertible Securities been made upon the basis of (a) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (b) the issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price; and on the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to such Conversion Price as would have obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of the shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any right or option referred to in clause (i) of subparagraph (2), or the rate at which any Convertible Securities referred to in clause (i) or clause (ii) of subparagraph (2) are convertible into or exchangeable for Common Stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have obtained had the adjustments made upon the issuance of such right, option or Convertible Security been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.
(6)     If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and subject to subparagraph (a) above, lawful and adequate provision shall be made whereby the holders of Series C Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon the conversion of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series C Preferred Stock, as the case may be, had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series C Preferred Stock and to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series C Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series C Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series C Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.
(7)     Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series C Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series C Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
(8)     In case at any time:
          (i)     the Corporation shall declare any cash dividend on its Common Stock at a rate in excess of the rate of the last cash dividend theretofore paid;
          (ii)     the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;
          (iii)     the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;
          (iv)     there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or
          (v)     there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
          then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series C Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (a) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.
(9)     If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this paragraph (b) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.
(10)     As used in this paragraph (b) the term “Common Stock” shall mean and include the Corporation’s presently authorized Common Stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares receivable pursuant to conversion of shares of Series A Preferred Stock, shares of Series B Preferred Stock and shares of Series C Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series A Preferred Stock, shares of Series B Preferred Stock or shares of Series C Preferred Stock , or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (7) above.
(11)     No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. “Market price” shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq National Market or the Nasdaq SmallCap Market, the closing price of the Common Stock on such exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which “market price” is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, or otherwise traded in the over-the-counter market, the “market price” shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made.
          (c)     Mandatory Conversion. The Series C Preferred shall automatically be converted into shares of Common Stock of the Corporation immediately upon the earlier of (i) the close of business on the date specified by written consent or agreement of sixty-seven percent (67%) of the outstanding Series C Preferred Stock, voting as a single class on an as-converted basis, or (ii) the closing of the Corporation’s sale of its Common Stock in a public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any then current forms similar thereto) under the Securities Act of 1933, as amended, in which the aggregate public offering price of the securities sold for cash by the Corporation in the offering, before deduction of underwriters’ commissions and expenses, is at least $10,000,000. As used herein, the term “closing” shall mean the delivery by the Corporation to the underwriters of certificates representing the shares of Common Stock of the Corporation offered to the public against delivery to the Corporation by such underwriters of payment therefor.
               (d)     Option to Redeem.
                         (i)     At any time on or after July 1, 2007, the Company may state its intention to redeem any or all of the Series C Preferred Stock for a cash price equal to $10.00 plus all accrued plus unpaid dividends, by providing an irrevocable, written notice (the “Redemption Notice”) to the Holder. The Redemption Notice shall state that the Company seeks to redeem all or a portion of the Series C Preferred Stock held by such Holder, specifying the number of shares to be redeemed, and shall set the date for the Company’s (which date shall be not more than thirty (30) days after the date of such Redemption Notice
                         (ii)     The Holder shall have the right to convert after a Redemption Notice has been received but before actual redemption.
     ARTICLE 5. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and shareholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:
               (a)     The number of directors of the Corporation shall consist of not less than five or more than 12, the exact number to be fixed by the Board of Directors from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
               (b)     Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote in the election of directors. No director need be a stockholder.
               (c)     Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that any vacancies resulting from removal from office by a vote of the stockholders for cause may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.
               (d)     In furtherance and not in limitation of the powers conferred by statute, the power to adopt, amend or repeal the by-laws of the Corporation may be exercised by the Board of Directors; provided, however, that the Board of Directors may not amend or repeal any by-law adopted by the stockholders and declared as part of such adoption to be amendable or repealable only by the stockholders. Any adoption, amendment or repeal of the by-laws by the Board of Directors shall require the approval of a majority of the Board of Directors.
               (e)     The stockholders shall also have the power to adopt, amend or repeal the by-laws; provided, however, that in addition to any vote of the holders of any class or series of stock required by law or this Certificate of Incorporation, Sections 2.3, 2.5, 3.3, 3.9, 3.10, 3.11, 3.17 and 8.7 and Article 6 of the by-laws shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, by the stockholders without the affirmative vote of the holders, voting together as a single class, of not less than two-thirds of the outstanding stock of the Corporation entitled to vote in the election of directors.
               (f)     Action by the stockholders of the Corporation may only be taken at an annual or special stockholders’ meeting as described in the by-laws of the Corporation and no stockholder action may be taken by written consent in lieu of a meeting. Unless otherwise restricted by the Certificate of Incorporation, by-laws any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.
               (g)     Except as otherwise prescribed by law or by this Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may only be called by the officers and directors as provided in the by-laws of the Corporation.
               (h)     In addition to any vote of the holders of any class or series of stock required by law or this Certificate of Incorporation, this Article 5 and Articles 6 and 7 of this Certificate of Incorporation shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, by the stockholders without the affirmative vote of the holders, voting together as a single class, of not less than two-thirds of the outstanding stock of the Corporation entitled to vote in the election of directors.
     ARTICLE 6.     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the Delaware General Corporation Law or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 6 by the stockholders of the Corporation and, to the fullest extent permitted by Delaware law, any amendment, repeal, or modification of the Delaware General Corporation Law relating to the rights conferred under this Article 6, shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such amendment, repeal or modification.
     ARTICLE 7.     (a) Each person who was or is made a party or is threatened to be made a party, or who was or is a witness without being named a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation from and against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys’ fees) actually incurred by such person in connection with such Proceeding if it is determined that he acted in good faith and reasonably believed (i) in the case of conduct in his official capacity on behalf of the Corporation that his conduct was in the Corporation’s best interests, (ii) in all other cases, that his conduct was not opposed to the best interests of the Corporation, and (iii) with respect to any Proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful; provided, however, that in the event a determination is made that such person is liable to the Corporation or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and shall not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding which is a criminal action, had reasonable cause to believe that his conduct was unlawful. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals there from.
               (b)     Determination of Indemnification. Any indemnification under the foregoing Article 7(a) (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct. Such determination shall be made (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the Proceeding; (2) if such quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority of all directors, consisting of two or more directors who at the time of the vote are not named defendants or respondents in the Proceeding; (3) by special legal counsel (in a written opinion) selected by the Board of Directors or a committee of the Board by a vote as set forth in Subsection (1) or (2) of this Section, or, if such quorum cannot be established, by a majority vote of all directors (in which directors who are named defendants or respondents in the Proceeding may participate); or (4) by the stockholders of the Corporation in a vote that excludes the shares held by directors who are named defendants or respondents in the Proceeding.
               (c)     Advancement of Expenses. Reasonable expenses, including court costs and attorneys’ fees, incurred by a person who was or is a witness or who was or is named as a defendant or respondent in a Proceeding, by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such Proceeding, and without the determination set forth in Article 7(b), upon receipt by the Corporation of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 7, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Corporation if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 7. Such written undertaking shall be an unlimited obligation of such person and it may be accepted without reference to financial ability to make repayment.
               (d)     Permissive Indemnification. The Board of Directors of the Corporation may authorize the Corporation to indemnify employees or agents of the Corporation, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Corporation.
               (e)     Nature of Rights. The indemnification and advancement of expenses provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the By-laws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and as to actions taken in any other capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person. The rights to indemnification and advancement of expenses conferred in this Article 7 shall be contract rights. Any amendment, repeal, or modification of this Article 7 and, to the fullest extent permitted by Delaware law, any amendment, repeal, or modification of the Delaware General Corporation Law relating to the rights conferred under this Article 7, shall be prospective only and shall not adversely affect any right or protection of any then current or former director or officer of the Corporation existing at the time of such amendment, repeal, or modification.
               (f)     Insurance. The Corporation shall have the power and authority to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability, claim, damage, loss or risk asserted against such person and incurred by such person in any such capacity or arising out of the status of such person as such, irrespective of whether the Corporation would have the power to indemnify and hold such person harmless against such liability under the provisions hereof. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the stockholders of the Corporation. Without limiting the power of the Corporation to procure or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of persons indemnified by the Corporation, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation; or (4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in the arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether the directors participating in the approval is a beneficiary of the insurance or arrangement.
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     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of                                , 2009.

Name: Paul J. Travers
Title:   Chief Executive Officer and President

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